UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-Q

QUARTERLY SCHEDULE OF PORTFOLIO HOLDINGS OF REGISTERED

MANAGEMENT INVESTMENT COMPANY

Investment Company Act file number 811-06400

The Advisors’ Inner Circle Fund

(Exact name of registrant as specified in charter)

SEI Investments

One Freedom Valley Drive

Oaks, PA 19456

(Address of principal executive offices) (Zip code)

SEI Investments

One Freedom Valley Drive

Oaks, PA 19456

(Name and address of agent for service)

Registrant’s telephone number, including area code: 1-877-446-3863

Date of fiscal year end: December 31, 2019

Date of reporting period: September 30, 2019

Item 1.    Schedule of Investments

The registrant’s schedules as of the close of the reporting period, as set forth in §§ 210.12-12 through 210.12-14 of Regulation S-X [17 CFR §§ 210-12.12-12.14], are attached hereto.

THE ADVISORS’ INNER CIRCLE FUND	HAMLIN HIGH DIVIDEND
EQUITY FUND
SEPTEMBER 30, 2019
(Unaudited)

SCHEDULE OF INVESTMENTS
COMMON STOCK — 94.5%
	Shares	Value
Communication Services — 18.6%
AT&T	959,320	$36,300,669
BCE	658,400	31,873,144
Cinemark Holdings	604,265	23,348,800
Interpublic Group of Cos	852,890	18,388,308
Verizon Communications	564,715	34,086,197
		143,997,118

Consumer Discretionary — 12.7%
General Motors	661,275	24,784,587
H&R Block	756,165	17,860,617
MDC Holdings	568,513	24,502,910
Target	293,985	31,429,937
		98,578,051

Consumer Staples — 5.1%
Flowers Foods	593,415	13,725,689
General Mills	172,335	9,499,105
Procter & Gamble	134,570	16,737,817
		39,962,611

Energy — 15.0%
Chevron	203,345	24,116,717
Dorchester Minerals LP (A)	235,903	4,399,591
Enterprise Products Partners LP (A)	1,139,185	32,557,907
Phillips 66	203,155	20,803,072
Royal Dutch Shell ADR, Cl B	396,085	23,725,492
Williams	450,985	10,850,699
		116,453,478

Financials — 12.7%
CNA Financial	165,920	8,171,560
First American Financial	327,958	19,352,801
FNB	845,844	9,752,581
KeyCorp	1,071,110	19,108,603
Old Republic International	1,027,733	24,223,667
Umpqua Holdings	1,103,830	18,169,042
		98,778,254

THE ADVISORS’ INNER CIRCLE FUND	HAMLIN HIGH DIVIDEND
EQUITY FUND
SEPTEMBER 30, 2019
(Unaudited)

COMMON STOCK — continued
	Shares	Value
Health Care — 13.6%
AbbVie	306,960	$23,243,011
Gilead Sciences	231,145	14,649,970
Pfizer	675,300	24,263,529
Roche Holding ADR	444,935	16,217,881
Sanofi ADR	579,410	26,844,065
		105,218,456

Industrials — 5.5%
Cummins	47,560	7,736,585
Eaton	239,860	19,944,359
MSC Industrial Direct, Cl A	207,215	15,029,304
		42,710,248

Information Technology — 5.5%
Intel	302,905	15,608,694
NetApp	130,960	6,876,710
QUALCOMM	267,935	20,438,082
		42,923,486

Materials — 3.5%
LyondellBasell Industries, Cl A	134,780	12,058,767
Packaging Corp of America	142,520	15,121,372
		27,180,139

Real Estate — 2.3%
National Health Investors ‡	217,520	17,921,473

TOTAL COMMON STOCK
(Cost $625,302,945)		733,723,314

SHORT-TERM INVESTMENT(B) — 5.4%
SEI Daily Income Trust, Government Fund, Cl F, 1.800%
(Cost $41,459,953)	41,459,953	41,459,953

TOTAL INVESTMENTS — 99.9%
(Cost $666,762,898)		$775,183,267

Percentages are based on Net Assets of $776,273,728.
‡	Real Estate Investment Trust

THE ADVISORS’ INNER CIRCLE FUND	HAMLIN HIGH DIVIDEND
EQUITY FUND
SEPTEMBER 30, 2019
(Unaudited)

(A)	Securities considered Master Limited Partnership. At September 30, 2019, these securities amounted to $36,957,498 or 4.8% of net assets.
(B)	The reporting rate is the 7-day effective yield as of September 30, 2019.

ADR — American Depositary Receipt

Cl — Class

LP — Limited Partnership

As of September 30, 2019, all of the Fund’s investments were considered Level 1, in accordance with the authoritative guidance on fair value measurements and disclosure under U.S. GAAP.

For the period September 30, 2019, there were no transfers between Level 1, Level 2 and Level 3 assets and liabilities.

For information regarding the Fund’s policy regarding valuation of investments and other significant accounting policies, please refer to the Fund’s most recent semi-annual and annual financial statements.

HCM-QH-001-1500

Item 2.    Controls and Procedures

(a) The Registrant’s principal executive and principal financial officers, or persons performing similar functions, have concluded that the Registrant’s disclosure controls and procedures (as defined in Rule 30a-3(c) under the Investment Company Act of 1940 (the “1940 Act”)) are effective, based on the evaluation of these controls and procedures required by Rule 30a-3(b) under the 1940 Act and Rules 13a-15(b) or 15d-15(b) under the Securities Exchange Act of 1934 as of a date within 90 days of the filing date of this report.

(b) There were no significant changes in the Registrant’s internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act) that occurred during the Registrant’s last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Registrant’s internal control over financial reporting.

Item 3.    Exhibits.

(a) A separate certification for the principal executive officer and the principal financial officer of the Registrant as required by Rule 30a-2(a) under the Investment Company Act of 1940, as amended (17 CFR § 270.30a-2(a)), are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant)	The Advisors’ Inner Circle Fund

By (Signature and Title)	/s/ Michael Beattie
Michael Beattie
President

Date: November 22, 2019

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By (Signature and Title)	/s/ Michael Beattie
Michael Beattie
President

Date: November 22, 2019

By (Signature and Title)	/s/ Stephen Connors
Stephen Connors
Treasurer, Controller & CFO

Date: November 22, 2019